EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Neil Reithinger
EpiPharma, Inc.
(800) 519-2037
nreithinger@bywd.com

EPIPHARMA CLOSES ACQUISITION OF STRATEGIC HEALTHCARE SYSTEMS, INC.

SCOTTSDALE, AZ - January 4, 2006 - EpiPharma, Inc. (“EpiPharma”) (Pink Sheets: EPHM) has finalized and completed the acquisition of Strategic Healthcare Systems, Inc. (SHS). EpiPharma, SHS and the stockholders of SHS (the “Selling Stockholders”) signed a definitive Securities Purchase Agreement and Plan of Reorganization (the “Agreement”) where the Selling Stockholders sold, and EpiPharma purchased, all of SHS’s outstanding shares of capital stock, in exchange for an aggregate of 95,000,000 shares of EpiPharma’s common stock.

SHS is a healthcare management company founded in 1996 by Dr. Albert A. Gomez to increase access to quality medical services for uninsured and underinsured Americans and immigrants. Dr. Gomez’s vision is to provide an alternative to expensive hospitals and emergency rooms and change the way in which healthcare is marketed and delivered in America. SHS is organized as a virtual, vertically integrated healthcare delivery system that coordinates the interaction of physicians, patients and ancillary medical service providers in a manner that is efficient and cost effective. SHS lowers healthcare costs by passing the savings gained from the advances in medicine and diagnostic technology through to consumers and businesses (SHS’s website is located at www.shsmedical.net for English and www.susdoctores.com for Spanish). The company currently manages medical clinics, diagnostic centers and clinical laboratories located in San Jose, San Francisco, Concord and Salinas, California.

Commenting on this transaction, Neil Reithinger, President of EpiPharma, stated, “As we had previously announced, our intent with EpiPharma was to find the right fit with a partner such as SHS that is established and profitable in the healthcare arena. Now that we have completed this transaction, we look forward to EpiPharma’s transition to the new management of SHS, as we remain committed to assisting them in building their business. Working uninsured Americans deserve a healthcare system that delivers high quality healthcare that is affordable; this is what SHS has been providing to communities throughout California. Their multiple revenue streams and sustained growth are a testament to the overall strength of their business model.”

Dr. Gomez, Founder and President of SHS, added, “Controlling our costs, exceptional customer service and being culturally relevant have made SHS a profitable enterprise providing affordable, low-cost quality healthcare services to tens of thousands of uninsured individuals and their families for over ten years. SHS gives physicians and consumers the right healthcare products and services they need at the right time and at the right price. We have always believed that our ability to grow SHS and be able to serve more of the millions of uninsured would be enhanced by merging with a company like EpiPharma. Now that the acquisition has been completed, that first order of business will be to expand medical clinic operations into selected markets in California.”

Furthermore, in connection with the Agreement, Neil Reithinger has agreed to resign all of his positions as an officer of EpiPharma, including, without limitation, his position as President and Karl Rullich has agreed to resign all of his positions as an officer and director of EpiPharma, including, without limitation, his positions as Vice President, Secretary and Treasurer. Concurrently with Mr. Reithinger’s and Mr. Rullich’s resignations of their positions within EpiPharma, the board of directors of EpiPharma has appointed Albert Gomez, M.D. as Chairman of the Board, President, Chief Executive Officer and Treasurer and Andy Mercer as Secretary. Mr. Reithinger will remain a Director of EpiPharma.

EpiPharma was formed on September 13th, 2001 as a subsidiary of Baywood International, Inc. (“Baywood”) (OTCBB: BYWD) and began trading on the Pink Sheets on December 14, 2004. As part of the Agreement, Baywood retains a minority ownership of EpiPharma and agreed to exchange 95,000,000 shares of EpiPharma’s common stock held by Baywood in exchange for 500,000 shares of EpiPharma’s Series A Preferred Stock, par value $0.001 per share.

About EpiPharma:

EpiPharma, Inc. (Pink Sheets: EPHM) historically has focused on the development, production and acquisition of complex nutraceuticals and other novel technologies and services for therapeutic applications in the healthcare field. Contact EpiPharma, Inc. at 1-800-519-2037 for more information.

About Baywood:

Baywood International, Inc. (OTC BB: BYWD) is a nutraceutical company specializing in the development, marketing and distribution of its own proprietary brands under the names Baywood PURECHOICE®, Baywood SOLUTIONS® and Complete La Femme®. The Company’s products are distributed through independent and chain health food stores, pharmacies, grocery stores, and other direct-to-consumer channels both internationally and domestically. Contact Baywood International, Inc. at 1-888-350-0799 or, for more information, visit www.bywd.com.

This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. The Issuer’s expectations among other things are dependent upon general economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, as well as other uncontrollable or unknown factors which are more fully disclosed in Baywood’s Form 10-KSB’s and 10-QSB’s on file with the United States Securities and Exchange Commission.